Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SEP Acquisition Corp. on Amendment No. 4 (File No. 333-274653) to Form S-4 of our report dated March 31, 2023, which includes an explanatory paragraph as to SANUWAVE Health, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SANUWAVE Health, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 29, 2023